EXHIBIT 9
FIRST AMENDMENT TO PURCHASE AGREEMENT, COMPANY SECURITY AND
PLEDGE AGREEMENT, SUBSIDIARY SECURITY AND PLEDGE AGREEMENT
AND REGISTRATION RIGHTS AGREEMENT
     FIRST AMENDMENT TO PURCHASE AGREEMENT, COMPANY SECURITY AND PLEDGE AGREEMENT, SUBSIDIARY SECURITY AND PLEDGE AGREEMENT AND REGISTRATION RIGHTS AGREEMENT (this “First Amendment”), dated as of March 13, 2008, by and between Distributed Energy Systems Corp., a Delaware corporation (the “Company”), Northern Power Systems, Inc., a Delaware corporation (“Northern”), Proton Energy Systems, Inc., a Delaware corporation (“Proton”), Technology Drive, L.L.C., a Connecticut limited liability company (“Tech LLC”) and Perseus Partners VII, L.P., a Delaware limited partnership (the “Purchaser”). Unless otherwise indicated, all capitalized terms used herein and not otherwise defined have the respective meanings provided such terms in the Purchase Agreement referred to below.
WITNESSETH:
     WHEREAS, the Company and the Purchaser are parties to a Securities Purchase Agreement, dated as of May 10, 2007 (as amended, modified and/or supplemented to, but not including, the date hereof, the “Purchase Agreement”);
     WHEREAS, the Company and the Purchaser are parties to a Security and Pledge Agreement, dated as of June 1, 2007 (the “Company Security and Pledge Agreement”);
     WHEREAS, each of Northern, Proton and Tech LLC (collectively, the “Subsidiary Guarantors”, and individually, a “Subsidiary Guarantor”) and the Purchaser are parties to a Security and Pledge Agreement, dated as of June 1, 2007 (the “Subsidiary Security and Pledge Agreement”);
     WHEREAS, the Company and the Purchaser are parties to a Registration Rights Agreement, dated as of June 1, 2007 (the “Registration Rights Agreement”, and together with the Purchase Agreement, the Company Security and Pledge Agreement, the Subsidiary Security and Pledge Agreement, the “Investment Agreements”); and
     WHEREAS, subject to the terms and conditions of this First Amendment, the Company, the Subsidiary Guarantors and the Purchaser (collectively, the “Parties”) hereto wish to amend certain provisions of, and enter into certain agreements with respect to, the Investment Agreements as herein provided;
     NOW, THEREFORE, it is agreed:
I. Amendments and Agreements With Respect To Purchase Agreement.
          1. Section 1.1 of the Purchase Agreement is hereby amended by inserting the following new clause (c) at the end of said Section:

     “(c) Additional Investment Note. In reliance upon the respective representations, warranties and covenants of the Parties contained in this Agreement, and subject to satisfaction of the applicable conditions set forth in Article II of this Agreement, at a closing date to be mutually agreed by the Parties, the Company shall issue, sell and deliver to the Purchaser, and the Purchaser shall purchase from the Company, a senior secured convertible promissory note, substantially in the form attached hereto as Exhibit K (the “Additional Investment Note”), that has an aggregate purchase price of $1,500,000, a maturity date of November 30, 2008 and is convertible into Common Shares. The proceeds from the issuance of the Additional Investment Note shall be used for general corporate purposes consistent with the Company’s Revised Business Plan (as defined below).”
          2. Section 1.2(b) of the Purchase Agreement is hereby amended by deleting the text “and together with the Initial Investment Warrant, the ‘Warrants’” in the parenthetical at the end of said clause.
          3. Section 1.3(a) of the Purchase Agreement is hereby amended by:
     (i) substituting the following text “Each of the Initial Investment Closing, the Subsequent Investment Closing and the Additional Investment Closing” for the text “Each of the Initial Investment Closing and the Subsequent Investment Closing.”;
     (ii) substituting the following text “on the Initial Investment Closing Date, the Subsequent Investment Closing Date and the Additional Investment Closing Date” for the text “on the Initial Investment Closing Date and the Subsequent Investment Closing Date”;
     (iii) inserting the following new subclause (d) at the end of said Section:
     “(d) At the Additional Investment Closing, (i) the Company shall issue and deliver to the Purchaser the Additional Investment Note, (ii) the Purchaser shall pay the purchase price for the Additional Investment Note by wire transfer of immediately available funds to the account designated by the Company on Schedule 1.3 hereto, (iii) the Company shall pay all Additional Investment Transaction Expenses owed to the Purchaser and (iv) the Parties (and, as applicable, their Affiliates) shall execute and deliver all other documentation contemplated hereby to be executed and delivered at such Closing.”
          4. Section 1.4 of the Purchase Agreement is hereby amended by inserting the following sentence at the end of said Section:

“The net proceeds to the Company from the issuance and sale of the Additional Investment Note shall be used for general corporate purposes consistent with the Company’s Revised Business Plan.”
          5. Article II of the Purchase Agreement is hereby amended by inserting the following new Sections 2.6 and 2.7 immediately after Section 2.5 appearing in said Section:
     “2.6 Conditions to the Obligations of the Purchaser at the Additional Investment Closing. The obligations of the Purchaser to consummate the transactions described in this Agreement at the Additional Investment Closing are subject to the satisfaction (or waiver by the Purchaser), at or before the Additional Investment Closing, of the following conditions:
     (a) Representations and Warranties Correct. The representations and warranties of the Company contained in this Agreement or in any other Transaction Document that are qualified as to materiality are true and correct, and all other representations and warranties of the Company contained in this Agreement or in any other Transaction Document that are not so qualified are true and correct in all material respects, in each case with the same effect as though made as of the date of this Agreement and as of the Additional Investment Closing, (i) except that the accuracy of representations and warranties that by their terms speak as of a specified date are determined as of such date and (ii) except for matters arising after the date of this Agreement that, (A) when viewed in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect or (B) have been disclosed in writing or electronically to the Purchaser or its representatives.”
     (b) Performance of Obligations. The Company has performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement or any other Transaction Document, as amended, at or prior to the Additional Investment Closing.
     (c) Compliance Certificate. The Purchaser has received a certificate dated as of the Additional Investment Closing Date and signed by the Chief Executive Officer of the Company on behalf of the Company stating that the conditions specified in Sections 2.6 (a), (b), (e), (f) and (g) have been satisfied.
     (d) Definitive Transaction Documents. The Additional Investment Note has been issued and delivered by the Company to the Purchaser.
     (e) Consents and Waivers. The Company has all material consents, approvals, authorizations, permits and waivers of, and delivered all notices to, third parties necessary for the Company to consummate the transactions contemplated by this Agreement and by the Transaction Documents, and all such consents, approvals, authorizations, permits and waivers are in full force and effect.
     (f) Effectiveness of Other Transaction Documents; No Default. Each of the Transaction Documents executed and delivered at each of the Initial Investment Closing (except for the Senior Secured Note which was paid in full and terminated in accordance with its terms as of the Subsequent Investment Closing Date) and the Subsequent Investment Closing is in full force and effect and no Event of Default (or event or circumstance that with notice or the lapse of time would constitute an Event of Default) under the Senior Secured Convertible Note or any Additional Secured Notes that have been issued by the Company has occurred and is continuing as of the Additional Investment Closing.
     (g) Material Adverse Effect. Since May 10, 2007, no event has occurred or is reasonably likely to occur that would reasonably be expected to have a Material Adverse Effect, other than as disclosed in the Disclosure Schedule where it is clear from a reading of the disclosure that such disclosure is applicable to this clause (g), or reflected in the Company’s filings with the SEC, or as disclosed in writing or electronically to the Purchaser or its representatives prior to the Additional Investment Closing Date.
     (h) Reimbursement for Expenses. The Company has tendered payment for reimbursement of all expenses then owed to the Purchaser or Perseus, L.L.C. in accordance with Section 1.3(d) or Section 8.6(a).
     (i) Approval of the Revised Business Plan. The Board has approved a revised business plan for the Company that is reasonably acceptable to the Purchaser, a copy of which is attached hereto as Exhibit L (the “Revised Business Plan”).
     (j) Other Documents. The Purchaser has received from the Company such other documents as they may reasonably request.
     Section 2.7 Conditions to Obligations of the Company at the Additional Investment Closing. The obligations of the Company to consummate the transactions described in this Agreement at the Additional Investment Closing are subject to the satisfaction (or waiver by the Company), at or before the Additional Investment Closing, of the following conditions:
     (a) Representations and Warranties Correct. The representations and warranties of the Purchaser contained in this Agreement or in any other Transaction Document that are qualified as to materiality are true and correct, and all other representations and warranties of the Purchaser contained in this Agreement or in any other Transaction Document that are not so qualified are true and correct in all material respects, in each case as of the date of this Agreement and as of the Additional Investment Closing Date, with the same effect as though made as of each such date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date.
     (b) Performance of Obligations. The Purchaser has performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement and each other Transaction Document at or prior to the Additional Investment Closing.
     (c) Payment. The Purchaser has tendered payment for its Additional Investment Note in accordance with Section 1.1(c) and Section 1.3 of this Agreement.”
          6. The first sentence of the preamble to Article III of the Purchase Agreement is hereby deleted in its entirety and replaced by the following new text:
     “The Company represents and warrants to the Purchaser that, except as (i) set forth in the Company’s Disclosure Schedule delivered to the Purchaser prior to May 10, 2007 (the “Disclosure Schedule”), (ii) expressly disclosed in the Company’s last annual report on Form 10-K as filed with the SEC, excluding any exhibits thereto, or the Company’s reports on Form 10-Q as filed with the SEC subsequent to such annual report on Form 10-K, excluding any exhibits thereto, or (iii) disclosed in writing or electronically to the Purchaser or its representatives prior to the Additional Investment Closing Date, the statements contained in the following paragraphs of this Article III are all true and correct.”
          7. The definition of the defined term “Company Reports” in Section 3.8 of the Purchase Agreement is hereby amended by replacing it with the following new text:
     “(i) each Form 10-K report under the Exchange Act beginning with the fiscal year ended December 31, 2005 through the Effective Date, (ii) each Form 8-K report filed by the Company beginning with the fiscal year 2005 through the Effective Date, and (iii) each Form 10-Q report under the Exchange Act filed by the Company beginning with the fiscal year 2005 through the Effective Date, with the Effective Date in each case to include the effective date of the latest amendment to this Agreement”.

          8. The definition of the defined term “Latest Balance Sheet” in Section 3.10 is hereby amended by deleting the date “March 31, 2007” and replacing it with the following new text “Company’s most recent set of financial statements filed with the SEC”.
          9. Article V of the Purchase Agreement is hereby amended by inserting the following new Sections 5.20 and 5.21 immediately after Section 5.19:
     “Section 5.20 Wind Opportunity Investment. Effective after the Additional Investment Closing, in the event that:
     (a) one or more capital investors satisfactory to the Purchaser (the “Wind Investors”) invest with the Company in a project, joint venture, partnership or other transaction to be conducted with an entity other than the Company for the purpose of developing the Company’s wind turbine products (the “Wind Opportunity”), the Purchaser shall be issued, for no additional consideration, a five-percent fully diluted interest in such Wind Opportunity at the time of the Wind Investors’ (and any other person receiving interests in the Wind Opportunity contemporaneously with the investment by the Wind Investors) initial investment in the Wind Opportunity (the “Wind Stake”), with the interests issued to the Purchaser to have the same rights, powers and privileges as the interests received by the Company; provided that, the parties hereto agree that the term “initial investment” as used herein shall mean the aggregate initial investment made by all investors in the Wind Opportunity, whether or not completed in one or more tranches; or
     (b) the Wind Investors pursue the Wind Opportunity by investing directly in the Company, the Company shall issue and deliver to the Purchaser for no additional consideration, a warrant, substantially in the form attached hereto as Exhibit M (the “Additional Investment Warrant”).”
     Section 5.21 Asset Sales. Following the consummation of any sale of assets of the Company or any of its Affiliates other than sales in the ordinary course of business in accordance with the terms of the Promissory Notes and this Agreement (each, an “Asset Sale”) by the Company or any of its Affiliates, the Company shall, at the option of the Purchaser in its sole discretion,
     (a) deliver an irrevocable letter of credit for the benefit of the Purchaser issued on terms and conditions acceptable to the Purchaser by a bank reasonably acceptable to the Purchaser in the amount of the Adjusted Net Proceeds (as defined below);
     (b) open a restricted cash account at a bank reasonably acceptable to the Purchaser subject to an account control agreement in form and substance reasonably acceptable to the Purchaser and deposit the Adjusted Net Proceeds in such account;
     (c) use all or part of the Net Proceeds to repay some or all of any monetary Obligations owed by the Company or any of its Affiliates to the Purchaser or any of its Affiliates, including but not limited to the Promissory Notes; or
     (d) otherwise secure the Obligations or make such other arrangements with the Adjusted Net Proceeds as requested by the Purchaser in its sole discretion.
For purposes of this Section 5.21, “Net Proceeds” means the actual proceeds available to the Company after deduction of related transaction costs as agreed to by the Parties and “Adjusted Net Proceeds” means the Net Proceeds not used to repay monetary Obligations owed to the Purchaser pursuant to clause (c) above.”
          10. Section 8.6 of the Purchase Agreement is hereby amended by inserting the following new clauses (c) and (d) at the end of such Section:
     “(c) Wind Opportunity Expenses. The Company shall pay all reasonable out-of-pocket expenses and fees and disbursements, including without limitation attorneys’ fees, incurred by the Purchaser or on behalf of the Purchaser in connection with the evaluation, negotiation or consummation of any of the Wind Stake, the Wind Opportunity, the Additional Investment Warrant or any other transactions related to the Wind Opportunity, regardless of whether such transaction is consummated.
     (d) Asset Sale Related Expenses. The Company shall pay all reasonable out-of-pocket expenses and fees and disbursements, including without limitation attorneys’ fees, incurred by the Purchaser or on behalf of the Purchaser in connection with the evaluation, negotiation or consummation of any Asset Sale, regardless of whether such Asset Sale is consummated, or any of the actions set forth in Section 5.21 of this Agreement.
          11. Schedule I of the Purchase Agreement is hereby amended by replacing the definition of the term “Promissory Note” and “Promissory Notes” with the following new text:
     “‘Promissory Note’ and ‘Promissory Notes’ means (i) the Senior Secured Note and any Additional Secured Notes thereunder, (ii) the Senior Secured Convertible Note and any promissory notes issued thereunder as paid in kind interest, and (iii) the Additional Investment Note and any promissory notes issued thereunder as paid in kind interest.”
          12. Schedule I of the Purchase Agreement is hereby amended by replacing the definition of the term “Transaction Documents” with the following new text:

     “Transaction Documents” means this Agreement, the Promissory Notes, the Warrants, the Security and Pledge Agreement, the Subsidiary Security and Pledge Agreements, the Guaranties, the Registration Rights Agreement, the Intercreditor Agreement, the Management Rights Letter and any other instrument or agreement at any time delivered in connection with the foregoing or to secure the Obligations, in each case as the same may be amended or restated from time to time, including but not limited to the First Amendment.
          13. Schedule I of the Purchase Agreement is hereby amended by replacing the definition of the term “Warrant” with the following new text:
     “‘Warrants’ means the Initial Investment Warrant, the Subsequent Investment Warrant, the the Additional Investment Warrant and any other warrant issued and delivered to the Purchaser under the terms of this Agreement.”
          14. Schedule I of the Purchase Agreement is hereby further amended by inserting in the appropriate alphabetical order the following new definitions:
     “Additional Investment Closing” means the closing at which the Additional Investment Note is sold to the Purchaser.
     “Additional Investment Closing Date” means the Business Day on which all conditions for the Additional Investment Closing have been satisfied or are capable of being satisfied, or such other date as agreed to by the Parties.
     “Additional Investment Note” has the meaning set forth in Section 1.1(c).
     “Additional Investment Transaction Expenses” means all out-of-pocket costs and expenses, including attorneys and accountants fees, incurred in connection with the Purchaser’s consideration of the transactions contemplated in connection with the purchase of the Additional Investment Note and this First Amendment, the preparation of the Revised Business Plan, the drafting and negotiation of definitive agreements, the execution of the First Amendment and the consummation of the transaction contemplated under the First Amendment, including but not limited to the purchase of the Additional Investment Note.
     “Additional Investment Warrant” has the meaning set forth in Section 5.20.
     “Additional Secured Convertible Notes” has the meaning set forth in the Senior Secured Convertible Note and the Additional Investment Note.

     “Adjusted Net Proceeds” has the meaning set forth in Section 5.21.
     “Asset Sales” has the meaning set forth in Section 5.21.
     “First Amendment” means the First Amendment to Purchase Agreement, Company Security and Pledge Agreement, Subsidiary Security and Pledge Agreement and Registration Rights Agreement, dated as of March 13, 2008.
     “Investment Agreements” has the meaning set forth in the recitals to the First Amendment.
     “Net Proceeds” has the meaning set forth in Section 5.21.
     “Revised Business Plan” has the meaning set forth in Section 2.6(i).
     “Wind Investors” has the meaning set forth in Section 5.20.
     “Wind Opportunity” has the meaning set forth in Section 5.20.
     “Wind Stake” has the meaning set forth in Section 5.20.
          15. The Purchaser acknowledges that, as of the date of this First Amendment, the Company is in full compliance with the provisions of Section 5.16 of the Purchase Agreement (the “Covenant”). The Purchaser reserves its right to require the Company to implement the provisions of the Covenant as promptly as practicable, and in any event within sixty days, following receipt of the Purchaser’s request.
II. Amendments to the Company Security and Pledge Agreement.
          1. Section A of the Recitals to the Company Security and Pledge Agreement is hereby deleted in its entirety and replaced by the following new text:
     “Grantor and the Secured Party have entered into a Securities Purchase Agreement dated as of May 10, 2007 (as the same may be amended and restated from time to time, the “Purchase Agreement”) pursuant to which the Secured Party has agreed to purchase from the Grantor a senior secured promissory note that has an aggregate principal amount of $12,500,000 (the “Senior Secured Note”) and, in the event that Grantor obtains the Stockholder Approval as required in the Purchase Agreement, a senior secured convertible promissory note that has an aggregate principal amount of $15,000,000 (the “Senior Secured Convertible Note”), a portion of the proceeds of which shall be used to repay the Senior Secured Note, and a senior secured convertible promissory note that has an aggregate principal amount of $1,500,000 (the “Additional Investment Note”, and together with the Senior Secured Note, the Senior Secured Convertible Note and such other promissory notes as may be purchased by the Secured Party from time to time under the terms of the Purchase Agreement, the “Principal Notes”). Each of the Senior Secured Note, the Senior Secured Convertible Note and the Additional Investment Note provide, and any other Principal Notes purchased by the Secured Party may provide, for interest to be paid in kind in the form of additional secured promissory notes (the “Additional Promissory Notes”, and together with the Principal Notes, the “Promissory Notes”). The purchase and sale of the Promissory Notes is governed by the Purchase Agreement.”
          2. Section B of the Recitals of the Company Security and Pledge Agreement is hereby amended by inserting the text “or the Additional Investment Note” at the end of said Section.
III. Amendments to the Subsidiary Security and Pledge Agreement.
          1. Section A of the Recitals to the Subsidiary Security and Pledge Agreement is hereby deleted in its entirety and replaced by the following new text:
     “Distributed Energy Systems, Corp. (the “Company”) and the Secured Party have entered into a Securities Purchase Agreement dated as of May 10, 2007 (the “Purchase Agreement”) pursuant to which the Secured Party has agreed to purchase from the Company a senior secured promissory note that has an aggregate principal amount of $12,500,000 (the “Senior Secured Note”) and, in the event that the Company obtains the Stockholder Approval as required in the Purchase Agreement, a senior secured convertible promissory note that has an aggregate principal amount of $15,000,000 (the “Senior Secured Convertible Note”), a portion of the proceeds of which shall be used to repay the Senior Secured Note, and a senior secured convertible promissory note that has an aggregate principal amount of $1,500,000 (the “Additional Investment Note”, and together with the Senior Secured Note, the Senior Secured Convertible Note and such other promissory notes as may be purchased by the Secured Party from time to time under the terms of the Purchase Agreement, the “Principal Notes”). Each of the Senior Secured Note, the Senior Secured Convertible Note and the Additional Investment Note provide, and any other Principal Notes purchased by the Secured Party may provide, for interest to be paid in kind in the form of additional secured promissory notes (the “Additional Promissory Notes”, and together with the Principal Notes, the “Promissory Notes”). The purchase and sale of the Promissory Notes is governed by the Purchase Agreement.”
          2. Section B of the Recitals of the Subsidiary Security and Pledge Agreement is hereby amended by inserting the text “or the Additional Investment Note” at the end of said Section.

IV. Amendments to the Registration Rights Agreement.
          1. Recital A of the Registration Rights Agreement is hereby amended by inserting the following new text “, and may make additional investments in the Company or one of its Affiliates from time to time,” immediately following the text “an investment in the Company” therein.
          2. The definition of “Registrable Securities” is hereby amended by inserting the following new text before the period at the end of the definition “; for the avoidance of doubt, Registrable Securities includes any shares of Common Stock acquired by any Holder upon the conversion of any of the Senior Secured Convertible Note, the Additional Investment Note or any Additional Secured Convertible Notes (in each case as defined in the Purchase Agreement), or the exercise of any of the Initial Investment Warrant, the Subsequent Investment Warrant or the Additional Investment Warrant (in each case as defined in the Purchase Agreement).
V. Miscellaneous Provisions.
          1. This First Amendment may be executed in any number of counterparts. Signatures on this First Amendment may be communicated by facsimile or electronic transmission and shall be binding upon the Parties so transmitting their signatures. Counterparts with original signatures shall be provided to the other Party following the applicable facsimile or electronic transmission, provided that the failure to provide the original counterpart shall have no effect on the validity or the binding nature of this Agreement. No Party shall raise facsimile or electronic delivery of a signature or the fact that any signature or agreement or instrument was transmitted or communicated by a facsimile or e-mail as a defense to the formation nor enforceability of a contract and each such Party forever waives any such defense.
          2. THIS FIRST AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
          3. This First Amendment is effective as of the Additional Investment Closing Date.
          4. By executing and delivering a copy hereof, the Company and each Subsidiary Guarantor hereby agrees that all obligations owed to the Purchaser under the Promissory Notes and the other Transaction Documents shall be guaranteed pursuant to the Guaranties in accordance with the terms and provisions thereof and shall be secured pursuant to the Security Documents in accordance with the terms and provisions thereof.
          5. The Company and each Subsidiary Guarantor, by signing below, hereby waives and releases the Purchaser, its respective affiliates and its and its affiliates’ respective directors, officers, employees, attorneys from any and all claims, offsets, defenses and counterclaims of the Company and any Subsidiary Guarantor arising on or prior to the date hereof in connection with any action or inaction taken by any such Person pursuant to this First

Amendment, such waiver and release being with full knowledge and understanding of the circumstances and effect thereof and after having consulted legal counsel with respect thereto.
          6. From and after the Additional Investment Closing Date, all references in the Purchase Agreement and each of the other Transaction Documents to any of the Investment Agreements, shall be deemed to be references to the Purchase Agreement, the Company Security Pledge Agreement, the Subsidiary Security and Pledge Agreement and the Registration Rights Agreement, as the case may be, as amended, modified and/or restated hereby.
* * *
[Signature Pages follow]

     IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized officers to execute and deliver this First Amendment as of the date first above written.

DISTRIBUTED ENERGY SYSTEMS CORP.

By:	/s/ Peter J. Tallian

Name: Peter J. Tallian
Title: CFO

NORTHERN POWER SYSTEMS, INC.
PROTON ENERGY SYSTEMS, INC.
TECHNOLOGY DRIVE, L.L.C.

By:	/s/ Peter J. Tallian

Name: Peter J. Tallian
Title: CFO

PERSEUS PARTNERS VII, L.P.

By:	Perseus Partners VII GP, L.P.
its general partner

By:	Perseus Partners VII GP, L.L.C.
its general partner

By:	/s/ Johns C. Fox

Name: John C. Fox
Title: Senior Managing Director